Exhibit 10.4

Certain items in Schedules 3 and 4 intentionally omitted per

Regulation S-K Item 601(b) because it is not material

and is the type of information

that the company treats as private or confidential

FGR BOGOSO PRESTEA LTD

(AS THE TRANSFEROR)

BLUE GOLD BOGOSO PRESTEA LTD

(AS THE TRANSFEREE)

AND

BOGOSO GOLD STREAMING PLC

(AS THE BOND SPV)

PURCHASE AND ASSUMPTION AGREEMENT

RELATING TO THE PURCHASE OF MINING ASSETS OF FGR BOGOSO PRESTEA LTD

DATED 27 JANUARY 2024

4 Momotse Avenue, Adabraka
P. O. Box 1632, Accra, Ghana
info@bentsienchill.com; bel@bentsienchill.com
http://www.bentsienchill.com

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	PURCHASE AND ASSUMPTION	9

3.	CONDITIONS AND CLOSING	10

4.	UNDERTAKINGS	11

5.	REPRESENTATIONS AND WARRANTIES	12

6.	INDEMNITY	13

7.	MISCELLANEOUS	14

8.	NOTICES	16

9.	CONFIDENTIALITY	17

10.	GOVERNING LAW	18

SCHEDULE 1		19

SCHEDULE 2		21

SCHEDULE 3		22

SCHEDULE 4		23

SCHEDULE 5		25

SCHEDULE 6		26

i

THIS PURCHASE AND ASSUMPTION AGREEMENT is dated 27 JANUARY 2024 BETWEEN

(1)	FGR BOGOSO PRESTEA LTD, a private company limited by shares and incorporated under the laws of Ghana with registration number CS24992018 and whose registered office is at First Floor, One Airport Square, Airport City, Accra, Ghana (the Transferor);

(2)	BLUE GOLD BOGOSO PRESTEA LTD, a private company limited by shares and incorporated under the laws of Ghana with registration number CS012590124 and whose registered office is at 4 Momotse Avenue, Adabraka, Accra, Ghana (the Transferee);

AND

(3)	BOGOSO GOLD STREAMING PLC, a public company limited by shares and incorporated under the laws of Ghana with registration number PL000030124 and whose registered office is at 4 Momotse Avenue, Adabraka, Accra, Ghana (the Bond SPV).

BACKGROUND

A.	The Transferor is a mining company which owns the Mining Assets (as defined below) and owes the Debts (as defined below) to be transferred pursuant to the Transaction (as defined below).

B.	The Transferor is undertaking a restructuring of its corporate group for the purpose of, among others, implementing the Transaction and establishing the Bond Programme (as defined below).

C.	The purpose of this Agreement (as defined below) is to record the terms and conditions upon which the Parties (as defined below) have agreed to implement the Transaction and other ancillary matters.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following terms shall have the following meanings:

1.1.1	Agreement means this purchase and assumption agreement (including the recitals, the schedules and any annexures hereto), as amended or restated from time to time in accordance with the terms hereof;

1.1.2	Affiliate means any Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person from time to time, and Affiliated shall be construed accordingly;

1.1.3	Agreement Date means the date of this Agreement;

1.1.4	Applicable Law means:

(a)	any national constitution and any statute, law, regulation or ordinance; or

(b)	any judgment, order, determination or Consent of a Competent Authority or a directive, rule, guideline, requirement (including financial reporting requirements) or other restriction issued by a Competent Authority, that is (or becomes) binding on a Party or a relevant Person;

1.1.5	Assumption means the assumption by the Bond SPV of the liabilities under the Debts in the manner set out under Clause 2.1(b) of this Agreement;

1.1.1	Blue International means Blue International Holdings Limited;

1.1.2	Bond Prospectus means the prospectus to be issued by the Bond SPV in respect of the Bond Programme;

1.1.3	Bonds means bonds issued under the Bond Programme;

1.1.4	Bond Programme means the bond issuance programme to be established by the Bond SPV;

1.1.5	Business Day means any day (other than a Saturday, Sunday or official public holiday) on which banks are generally open for the conduct of business in Ghana;

1.1.6	Claim means all and any claims, litigation, actions, liabilities, demands, suits, proceedings, investigations, judgments or awards whatsoever, which may be instituted, made, threatened, asserted, established or alleged, in any jurisdiction (in each case, whether or not successful, compromised, or settled and whether joint or several), and Claims shall be construed accordingly;

1.1.7	Closing means the completion of the Transfer pursuant to this Agreement;

1.1.8	Closing Date means the date ascertained in accordance with the provisions of Clause 3.2 below;

1.1.9	Closing Notice means the form of written notice to be served by the Transferor on the Transferee in accordance with Clause 3.2 below and attached as Schedule 2 (Form of Closing Notice) below;

1.1.10	Competent Authority means:

(a)	any national or local governmental department, commission, board, bureau, agency, stock exchange, authority or instrumentality of a jurisdiction (or any political subdivision thereof) applicable to the relevant Person or its operations, as applicable; or

(b)	any Person exercising executive, legislative, judicial, arbitral, regulatory or central bank (or any Person that exercises the functions of the central bank) or administrative functions of (or pertaining to) any of the entities listed under (a) above, having jurisdiction over the relevant Person;

1.1.11	Conditions has the meaning given to it under Clause 3.1 below;

1.1.12	Confidential Information means (in relation to a Party or an Affiliate) any information of a confidential or commercially sensitive nature (howsoever obtained or received and whether marked confidential):

(a)	including (i) any technical, commercial, financial or scientific information, (ii) any know how, trade secrets, processes, marketing and business information, (iii) any customer and supplier information, (iv) any pricing information and/or (v) any other information or material of whatever description or nature proprietary to a Party (and/or an Affiliate), whether in written, oral, magnetic, or machine-readable or other format; and

(b)	excluding any information which (i) is, at the time of disclosure, within the public domain, (ii) becomes generally available to the public other than as a result of a breach of this Agreement, (iii) becomes available to a Party or an Affiliate from a source other than a Person under a confidential obligation under this Agreement, or (iv) a Party can show, by written record made prior to disclosure, was made available by the other Party on a non-confidential basis;

1.1.13	Consent means any registration, declaration, filing, consent, licence, right, approval, permit, certificate, authorisation and/or mandate (or any waiver or exemption thereof) obtained from, or provided by, a Competent Authority, whether granted by means of an explicit act or due to the absence of an answer within a defined time limit;

1.1.14	Control means the power of a Person (either independently or together with Persons acting in concert) to procure that the affairs of another are conducted directly or indirectly in accordance with the wishes of that person (or Persons acting in concert) by means of:

(a)	being the beneficial owner (whether directly or indirectly) of more than 50% of the issued shares or of the voting rights in that company;

(b)	having (whether directly or indirectly) the right to appoint or remove a majority of the directors or otherwise control the votes at board meetings of that company by virtue of any powers conferred by the regulations (or its equivalent under any applicable jurisdiction), shareholders’ agreement or any other document regulating the affairs of that company; or

(c)	having the right to give directions with respect to the operating and financial policies of the company with which the directors or other equivalent officers of the company are obliged to comply,

for the purposes of this definition, Persons acting in concert, in relation to a Person, are Persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate with a view to obtaining or consolidating Control by that Person;

1.1.15	Creditors means the Persons whose details are set out under Schedule 3 (Details of Creditors) below;

1.1.16	CSR Agreements means each of the agreements dated 31 October 2012 entered into between the Transferor and the Local Communities in connection with the promotion of economic and social development in the Local Communities;

1.1.17	CSR Novation Agreement means the novation agreement (in form and substance satisfactory to the Transferee) to be entered into between the Transferor, the Transferee, and the Local Communities to novate the rights and obligations of the Transferor (in so far as they relate to the Mining Leases (and excluding for the avoidance of doubt any other land)) under the CSR Agreements to the Transferee;

1.1.18	Debt Service Obligations means (from time to time) the aggregate amount of the principal, interest and other relevant payment obligations of the Bond SPV under the Bond Programme, and which amount shall be determined under a DSO Notice;

1.1.19	Debt Service Period means each period of 6 months ending on 30 June and 31 December;

1.1.20	Debts means the debts, liabilities and obligations owed by the Transferor to the Creditors, and the details of which are (as at the Agreement Date) as set out in Schedule 3 (Details of Creditors) below, as well as such other debts or obligations of the Transferor which may be novated under the Bond Programme;

1.1.21	Documents mean all maps, plans, designs, drawings, reports, schedules, statements, records, books, returns, certificates and other documents related to mining operations in respect of the Mining Leases as are necessary for continuing the mining operations and to obtain applicable licences permits, approvals for mining operations, including but not limited to the following:

(a)	plans of underground and surface workings;

(b)	plans and sections of dams, lakes, and waste dumps;

(c)	mining operating plans, together with mining methods, handling and processing procedures, mine infrastructure, and other relevant annexes and schedules;

(d)	explosives operating plans;

(e)	dump plans;

(f)	plans for the construction and operation of tailings;

(g)	ventilation plans and records; and

(h)	records of reports, inspections, tests, analysis, geological and geophysical maps, diagrams, or charts relevant to mining operations;

1.1.22	DSO Notice means the notice to be issued (from time to time and, at least, 15 Business Days prior to the commencement of each Debt Service Period) by the Bond SPV to the Transferor and the Transferee to confirm the amount of Priority Royalty Payments required to satisfy the Debt Service Obligations in respect of the period stated therein, and substantially in the form set out under Schedule 6 (Form of DSO Notice);

1.1.23	Encumbrance means any mortgage, charge, assignment by way of security, pledge, lien, option, restrictive covenant, hypothecation, title retention, trust arrangement or other restriction (for the purpose of, or which has the effect of, granting security) or any other security interest of any kind whatsoever, or any agreement (whether conditional or otherwise) to create any of the same or securing (or any right conferring) a priority of payment in respect of any obligation of any Person, and Encumber shall be construed accordingly;

1.1.24	Excluded Liabilities means all the liabilities or obligations relating to, arising from or associated with:

(a)	the Mining Leases (including agreements related to the Mining Leases and the land covered by the Mining Leases) which are outstanding on, or accrued or referable to the period up to and including, the Closing Date (including without limitation any environmental liabilities and any liability to taxation for which the Transferor is or will become liable and any debts or other amounts owing by the Transferor to or in respect of trade creditors in respect of such period) and any liabilities in respect of such period other than those assumed by the Transferor by operation of law as the transferor of the Mining Leases; and

(b)	(to the extent that it does not relate to the Mining Leases or activities on any land under the Mining Leases) the CSR Agreements, the Royalty and Contingent Payment Agreement, the GSR SPA or GSR Undertaking, and the GSPA;

1.1.25	FGRL means Future Global Resources Limited;

1.1.26	Fixed Assets mean all immovable structures, buildings, and facilities (including the Tailings Storage Facilities and any tailings therein situate, whether or not they form part of or attach to the land or are treated as moveable assets) appurtenant to or used in connection with the Mining Leases, but shall not include any movable equipment, plant, and machinery (other than to the extent that the tailings constitute moveable assets);

1.1.27	Ghana means the Republic of Ghana;

1.1.28	GSPA means the amended and restated gold purchase and sale agreement dated 30 September 2020 and entered into between RGLD and Bogoso Holdings;

1.1.29	GSRL means Golden Star Resources Limited;

1.1.30	GSR Group means Caystar Holdings and GSRL;

1.1.31	GSR Liabilities mean the liability of FGRL to make the NSR Royalty Payments and the Sulphides Contingent Payment;

1.1.32	GSR Settlement Agreement means the agreement dated 30 September 2021 between the GSR Group, FGRL, and Blue International relating to the restructuring and settlement of amounts owed and payable under the GSR SPA;

1.1.33	GSR SPA means the share purchase agreement dated 26 July 2020 between the GSR Group, FGRL, and Blue International relating to FGRL’s purchase of the entire issued shares in Bogoso Holdings;

1.1.34	GSR Undertaking means the irrevocable undertaking (in form and substance satisfactory to the Transferee) to be delivered by the Transferee to GSRL in connection with the assumption of the liability to make that part of the NSR Royalty Payments and the Sulphides Contingent Payment as relates to the Mining Leases (and not in respect of any other properties) and comply with related terms;

1.1.35	Indemnity means the indemnity in favour of Bogoso Gold Limited (now FGR Bogoso Prestea LTD) in respect of pre-existing environmental damage and liabilities in respect of the area covered by the Prestea Surface mining lease prior to 29 June 2001;

1.1.36	Local Communities means the local communities in the Bogoso/Prestea area which are party to the CSR Agreements;

1.1.37	Losses means all and any loss, damage, cost, liability, demand, tax, charge, duty or expense (including legal and professional fees, properly incurred expenses and disbursements), in each case whether joint or several or joint and several, which the Transferee may suffer or incur (including, but not limited to, all Losses suffered or incurred in investigating, preparing for or disputing or defending or settling or providing evidence in connection with any Claim and/or in establishing any Claim or mitigating any Loss on its part, and Loss shall be construed accordingly;

1.1.38	Material Adverse Event means any event, development or circumstance (or series of events, developments or circumstances (whether related or not)) affecting or which would reasonably be expected to affect materially or adversely:

(a)	the Mining Leases or any of them (including any revocation or termination thereof);

(b)	the Mining Assets (other than the Mining Leases);

(c)	the ability of the Transferor to observe or perform any of its obligations under this Agreement; or

(d)	the validity or enforceability of any material provision of this Agreement;

1.1.39	Mining Assets mean:

(a)	the Mining Leases;

(b)	the Indemnity;

(c)	the Fixed Assets; and

(d)	the Documents;

1.1.40	Mining Leases means the mining leases specified under Schedule 4 (Mining Leases) below, being rights and licences granted by the Government of Ghana to the Transferor to mine and produce gold within the geographical area specified therein;

1.1.41	Novation Agreement means a novation agreement to be entered into between the Transferor, the Bond SPV and the relevant Creditors, in furtherance of the Assumption;

1.1.42	NSR Royalty has the meaning given to it under the Royalty and Contingent Payment Agreement;

1.1.43	NSR Royalty Payments mean the amounts in respect of the NSR Royalty payable under the Royalty and Contingent Payment Agreement;

1.1.44	Parties means the parties to this Agreement;

1.1.45	Person means any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organisation, Competent Authority or any other entity whether acting in an individual, fiduciary or other capacity and, where applicable, that Person’s legal and/or personal representatives, successors and/or permitted assigns;

1.1.46	Priority Royalty Payments means the Royalty payments (to be) received by the Bond SPV in accordance with the terms of the Royalty Agreement;

1.1.47	Regulatory Approval means the approval of the Minister of Lands and Natural Resources for the Transfer;

1.1.48	RGLD Novation Agreement means the novation agreement in form and substance satisfactory to the Transferee to be entered into between the Transferor, the Transferee and RGLD to novate the rights and obligations of the Transferor (insofar as the same relate to the Mining Leases) under the GSPA to the Transferee;

1.1.49	Royalty has the meaning given to it under the Royalty Agreement;

1.1.50	Royalty Agreement means the agreement to be entered into among the Parties for the purpose of documenting the terms for the payment of the Royalty as consideration for the Transfer of all of the Mining Assets;

1.1.51	Royalty and Contingent Payment Agreement means the agreement dated 30 September 2021 entered into between FGRL and GSRL pursuant to the GSR Settlement Agreement in connection with the NSR Royalty Payments and the Sulphides Contingent Payment;

1.1.52	Sulphides Contingent Payment has the meaning given to it under the Royalty and Contingent Payment Agreement;

1.1.53	Tailings Storage Facilities mean the engineered containment structures situate on the areas covered by the Mining Leases for the storage of tailings;

1.1.54	Third-Party Consents means any prior written:

(a)	approval required (under a contract or agreement) to be obtained by the Transferor from a third party in relation to the Transfer; or

(b)	notification required (under a contract or agreement) to be given by the Transferor to a third party in relation to the Transfer,

being those set out in Schedule 5 (Third Party Consents) below;

1.1.55	Transaction means the implementation of the Transfer and the Assumption; and

1.1.56	Transfer means the transfer of the Mining Assets by the Transferor to the Transferee in accordance with this Agreement.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	references to any Party or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

1.2.2	the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms and general words introduced by the term other or any similar term, shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class or acts, matters or things;

1.2.3	the expressions hereunder, hereto, herein, hereof, and similar expressions relate to this entire Agreement and not to any particular provision thereof;

1.2.4	where this Agreement requires a Party to use its reasonable commercial endeavours in relation to an act or omission, that Party shall do all things as may be reasonably necessary or desirable so as to achieve that act or to omit taking an action, unless the Parties agree that it is not reasonable to take action or to omit taking an action;

1.2.5	words importing any gender shall include any of the other genders, and words importing the singular shall include the plural, and vice versa;

1.2.6	the clause, schedule and paragraph headings in this Agreement have been inserted for convenience only and shall not be taken into account in its interpretation;

1.2.7	any obligation in this Agreement on a Person not to do something includes an obligation not to agree or allow that thing to be done;

1.2.8

reference to any provision of any statute shall be deemed to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under such modification or reenactment;

1.2.9	references to costs, charges, expenses or remuneration shall be deemed to include, in addition, references to any value added tax or similar tax charged or chargeable in respect thereof; and

1.2.10	the expiry or termination of this Agreement shall not affect the provisions of this Agreement that are expressly stated, or are intended, to operate after such expiry or termination.

2.	PURCHASE AND ASSUMPTION

2.1	With effect from the Closing Date the Transferor agrees to transfer the Mining Assets to the Transferee (and the Transferee agrees to accept same), free from all Encumbrances and with full title (together with all rights, benefits, entitlements attached to them).

2.2	In consideration of the Transfer the Transferee agrees to enter into the Royalty Agreement.

2.3	The Transferor and the Bond SPV acknowledge and agree that the Royalty Agreement enables the Bond SPV to utilise the Priority Royalty Payments:

(a)	as the underlying assets for the issuance of the Bonds;

(b)	to satisfy the Debt Service Obligations; and

and the Bond SPV agrees with the Transferor to enter into the Royalty Agreement.

2.4	The Transferor and the Bond SPV agree that the Bond SPV shall:

(a)	assume responsibility for the payment or repayment of the Debts, in respect of which assumption (and to effect such assumption), the Bond SPV shall enter into the relevant Novation Agreements with the Transferor and the relevant Creditors in accordance with the terms and conditions of the Bond Prospectus; and

(b)	(from time to time) pay or settle the relevant Debts with Bonds or proceeds from the issuance of Bonds.

2.5	With effect from the Closing Date, the Transferee agrees to:

(a)	(subject to the execution of the RGLD Novation Agreement) to assume the obligations and liabilities of the Transferor (insofar as the same relate to the Mining Leases) under the GSPA, in accordance with the RGLD Novation Agreement;

(b)	(subject to the execution and delivery of the GSR Undertaking) assume the relevant obligations and liabilities of FGRL related to the NSR Royalty Payments and the Sulphides Contingent Payment in so far as they relate to activities on the Mining Leases only, in accordance with the GSR Undertaking; and

(c)	(subject to the execution of the CSR Novation Agreement) to assume all obligations and liabilities of the Transferor under the CSR Agreements in so far as they relate to the Mining Leases only, in accordance with the CSR Novation Agreement.

2.6	Pursuant to Clause 2.1 above:

(a)	the Mining Assets shall vest in the Transferee by the Closing Date; and

(b)	the Parties shall cooperate to ensure that Transaction is fully implemented,

provided that, nothing in this Agreement shall pass to the Transferee, or shall be construed as acceptance by the Transferee of, any liability, debt or other obligation of the Transferor (whether accrued, absolute, contingent, known or unknown) for any of the Excluded Liabilities or anything not specifically assumed by it under this Agreement, the RGLD Novation Agreement, the CSR Novation Agreement, or the GSR Undertaking.

3.	CONDITIONS AND CLOSING

3.1	The Transaction is subject to (and conditional on) the satisfaction or the waiver (only in accordance with Clause 3.3 below) of the matters set out below (the Conditions):

(a)	delivery by the Transferor of a copy of the Regulatory Approval in form and substance satisfactory to the Transferee;

(b)	delivery by the Transferor of copies of the Third-Party Consents in form and substance satisfactory to the Transferee; and

(c)	there having been no unremedied Material Adverse Event since the date of this Agreement,

and the Transferor shall use its reasonable commercial endeavours to fulfil the relevant Conditions (required to be satisfied by it) with a view to achieving Closing not later than 5pm (Ghana time) on the date falling 3 months after the Agreement Date (the Long Stop Date).

3.2	Subject to Clause 3.3 below, closing shall take place at 10 am on the Closing Date which shall be the day falling 28 days (or such earlier time which the Parties shall agree to) after the last of the Conditions in Clause 3.1(a) and Clause 3.1(b) above has been satisfied (or waived by the Transferee), and:

(a)	the Transferor shall keep the Transferee reasonably informed as to the status of the Conditions and shall deliver a Closing Notice to the Transferee confirming that all the Conditions in Clause 3.1(a) and Clause 3.1(b) above have been fulfilled or requests a waiver or deferment of any Condition; and

(b)	the Conditions (other than the condition in Clause 3.1(c) above shall (unless the Transferee otherwise confirms in writing) be deemed to be satisfied on the date on which the Transferee delivers an acknowledgment of the Closing Notice to the Transferor (which confirms that the Transferee, having been satisfied that all the Conditions have been fulfilled, waived or deferred, will undertake the Transfer).

3.3	If any Condition in Clause 3.1(a) and Clause 3.1(b) above remains outstanding by the Long Stop Date, the Agreement will terminate with immediate effect unless:

(a)	the Parties agree to extend the Long Stop Date; or

(b)	(to the extent possible) the relevant Party waives the outstanding Condition(s).

3.4	If the Agreement is terminated in accordance with Clause 3.3 above, neither the Party shall have any claim against the other Party as a result of, or in connection with, such termination, except that this Clause 3, Clause 1 (Definitions and Interpretation), Clause 8 (Notices), Clause 9 (Confidentiality), Clause 10 (Governing Law) and Clause 11 (Dispute Resolution) below shall continue in full force and effect.

3.5	At Closing, each of the Parties shall deliver those items set out in Schedule 1 (Closing deliverables).

3.6	If in any respect the Transferor’s or the Bond SPV’s obligations under this Clause 3 are not complied with on or before the Closing Date, the Transferee may:

(a)	defer Closing to a date not more than 28 days after the date set by Clause 3.2 above (and so that the provisions of this Clause 3.6 apart from this Clause 3.6(a)) shall apply to Closing as so deferred);

(b)	proceed to Closing so far as practicable (without prejudice to its rights under this Agreement); or

(c)	rescind this Agreement.

3.7	If in any respect the Transferee’s obligations under this Clause 3 are not complied with on or before the Closing Date, the Transferor and/or the Bond SPV may:

(a)	defer Closing to a date not more than 28 days after the date set by Clause 3.2 above (and so that the provisions of this Clause 3.67 apart from this Clause 3.6(a)) shall apply to Closing as so deferred);

(b)	proceed to Closing so far as practicable (without prejudice to its rights under this Agreement); or

(c)	rescind this Agreement.

3.8	The Transferee is not required to complete the transfer of any of the Mining Assets unless the transfer of all of them is completed simultaneously.

4.	UNDERTAKINGS

4.1	The Transferor will use all reasonable endeavours to obtain, at its own expense, all such consents as may be necessary for the transfer of the Mining Assets to the Transferee with effect from the Closing Date.

4.2	The Transferor will use all reasonable endeavours to obtain, at its own expense, that the counterparties to the RGLD Novation Agreement and the CSR Novation Agreement enter into the RGLD Novation Agreement and the CSR Novation Agreement with effect from the Closing Date.

4.3	From the Agreement Date, the Transferor will promptly provide copies of all material correspondence and shall promptly keep the Transferee appraised of all material communications which the Transferor receives or makes, whether prior to or after Closing which in any way relates to the Mining Assets or any of them, and shall, where reasonably practicable, keep the Transferee appraised prior to any material communication it may have with the Ministry of Lands and Natural Resources or any other Competent Authority.

4.4	For so long as the Royalty Agreement is continuing and subject always to Applicable Law, the Transferor will allow the Transferee such access to all pre-Closing books and records in its possession or control which relate to the Mining Assets, as the Transferee may reasonably require.

4.5	The Transferee undertakes that it shall, in satisfaction of its obligations under Appliable Law, deliver or (cause to be delivered), to the Parties, evidence that it has issued 10% of its ordinary shares to the Minerals Income Investment Fund as soon as reasonably practicable following the Closing Date.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Each of the Parties represents and warrants to the other that:

(a)	it is a limited liability company, duly incorporated and validly existing under the laws of Ghana;

(b)	it has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, this Agreement and the transactions contemplated by this Agreement;

(c)	this Agreement constitutes its legal, valid, binding and enforceable obligations;

(d)	the entry into and performance by it of this Agreement and the transactions contemplated by this Agreement do not and will not conflict with:

(i)	any Applicable Law;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its assets;

(e)	all authorisations required to:

(i)	enable it to lawfully enter into, exercise its rights and comply with its obligations in this Agreement to which it is a party;

(ii)	make this Agreement admissible in evidence, have been obtained or effected and are in full force and effect;

(f)	no corporate action, legal proceeding or other procedure or step related to:

(i)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that Party; or

(ii)	the enforcement of any Encumbrance over the assets of that Party,

or any analogous procedure or step, has been taken or threatened in any jurisdiction in relation to (and to the knowledge of) that Party;

(g)	it has not been and no order has been made or resolution passed for the winding-up, dissolution, or administration of that Party or any analogous procedure or step, has been taken in any jurisdiction in relation to (and to the knowledge of) that Party;

(h)	it has conducted its business and operations in compliance with Applicable Law on anti-money laundering and anti-bribery and corruption (including the United Kingdom Bribery Act 2010, and the United States Foreign Corrupt Practices Act of 1977), and has instituted and maintains policies and procedures designed to promote and achieve compliance with such Applicable Law by it and its officers and directors; and

(i)	it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken against it in relation to this Agreement.

6.	INDEMNITY

6.1	Without limiting any other rights or remedies the Transferee may have under Applicable Law, the Transferor shall indemnify on demand the Transferee against all Losses (including but not limited to any direct, indirect or consequential losses and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other professional costs and expenses) suffered or incurred by the Transferee in connection with or arising out of any Excluded Liabilities or liability which is outstanding on, or accrued or referable to the period up to and including, the Closing Date and not specifically transferred to the Transferee under this Agreement.

6.2	The Transferee shall give notice to the Transferor as soon as reasonably practicable after receipt of a written notice of any Claim or the commencement of any action or proceedings in respect of which indemnification may be sought under this Clause 6.2, provided that to do so would not: (i) be inconsistent with the terms of any relevant insurance policy; and (ii) in the Transferee’s view (acting in good faith), be prejudicial to any obligation of confidentiality or other legal or regulatory obligation which it owes to any third party or to any regulatory request that has been made of it, but failure to so notify the Transferor shall not relieve the Transferor from any liability or any obligation to indemnify the Transferee, except to the extent the Transferor is materially prejudiced as a result of such failure, provided that this exception shall not apply in circumstances where such failure to notify is because either (i) or (ii) above apply, and in any event shall not relieve the Transferor from any liability which it may have otherwise than on account of the indemnity set out in this Clause 6.

6.3	The Transferor shall not be liable to reimburse Transferee under this Clause 6 if the Transferee settles or compromises, or consents to the entry of any judgment with respect to, any Claim in respect of which indemnification is sought hereunder without the prior written consent of the Transferor (such consent not to be unreasonably withheld or delayed). Notwithstanding the preceding sentence, if at any time the Transferee shall have requested the Transferor to reimburse the Transferee for fees, expenses and/or disbursements of its legal advisers that are properly reimbursable pursuant to this Clause 6, the Transferor agrees that it shall be liable for any amount in respect of any settlement or compromise, or consent to the entry of any judgment with respect to, any Claim effected without its prior written consent if: (i) such settlement, compromise or consent is entered into or given more than 45 days after the obligation of the Transferor to reimburse such fees, expenses and/or disbursements shall have accrued; (ii) the Transferor shall have received notice of the terms of such settlement, compromise or consent at least 45 days prior to such settlement, compromise or consent being entered into; and (iii) the Transferor shall not have reimbursed the Transferee in accordance with such request prior to the date of such settlement, compromise or consent.

6.4	Any liability of the Transferor arising under the indemnity in this Clause 6 other than fees, expenses and disbursements under this Clause 6 may, at the election of the Transferor, be satisfied by way of set off against the Gold Ounces (as defined under the Royalty Agreement) payable to the Transferor (as secondary payee) under clause 3.2 of the Royalty Agreement, and the number of Gold Ounces so set off being determined by the price of Gold Ounces at the LBMA (London Bullion Market Association) noon benchmark price for unallocated gold delivered in London, England, on the date on which such amount is so set off. The parties agree that any Gold Ounces set off under this Clause 6.4 shall be deemed to have been delivered and so shall reduce the Cap (as defined in the Royalty Agreement) deliverable to the Transferor (as secondary payee) under clause 3.2 of the Royalty Agreement, notwithstanding that they are not delivered to the Transferor.

6.5	Save in the case of fraud, wilful default or fraudulent misrepresentation of the Transferor:

(a)	the aggregate liability of the Transferor under Clause 6.1 above shall not exceed the sum of US$100,000,000; and

(b)	no claim shall be brought against the Transferor in respect of the indemnity in Clause 6.1 above unless notice in writing of such claim has been given by the Transferee to the Transferor by 5pm on 31 December 2025.

7.	MISCELLANEOUS

7.1	Relationship

This Agreement shall not be deemed to create a partnership, joint venture, trust, fiduciary relationship or debtor-creditor relationship between the Parties.

7.2	Entire agreement

The Parties confirm that this Agreement represents the entire understanding and constitutes the whole agreement in relation to the subject matter hereunder and supersedes any previous written or oral agreements, representations or negotiations in relation to the subject matter.

7.3	Remedies and waivers for breach

7.3.1	Any remedy conferred on any Party for breach of this Agreement shall be in addition (and without prejudice to) all other rights and remedies provided by Applicable Law and available to such Party.

7.3.2	Any failure on the part of any Party to exercise (and any delay in exercising) any of their respective rights under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of any right by any Party preclude any other or further exercise thereof or the exercise of any other right.

7.4	Further assurance

7.4.1	Each Party (other than the Transferee) shall, from time to time after the Agreement Date, execute all such documents and do all such things as any other Party may reasonably require for the purpose of giving full effect to the Transaction and the transfer of only the Mining Assets and not the Excluded Liabilities and perfecting the transactions intended to be effected under or pursuant to this Agreement.

7.4.2	The Transferee shall, from time to time after the Agreement Date, execute all such documents and do all such things as the Transferor may reasonably require for the purpose of perfecting the transactions intended to be effected under or pursuant to this Agreement.

7.4.3	Each Party agrees that it shall, in the event that any changes or amendments are required by any Competent Authority to the terms of this Agreement or to the transaction as a whole, enter into discussions in good faith in respect of such requirements.

7.5	Variation

7.5.1	No amendment or variation of this Agreement shall be effective unless made in writing and signed by or on behalf of each Party.

7.5.2	This Agreement is binding on and lasts for the benefit of the successors of the parties but no party may assign this Agreement or any related rights without the consent of the other parties.

7.6	Severability

7.6.1	If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other Competent Authority, all other provisions of this Agreement shall remain in full force and effect and will not in any way be impaired.

7.6.2	If any provision of this Agreement is held to be invalid or unenforceable but would be valid and enforceable if any part of the provision were deleted, the provision in question will apply with minimum modifications necessary to make it valid and enforceable.

7.7	Execution

7.7.1	Each Party warrants that the Person(s) signing this Agreement on its behalf is/are authorised to do so.

7.7.2	Each Party agrees that it is not required that a Party initials the pages of this Agreement.

7.7.3	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original of this Agreement and all of which, together, shall constitute one and the same agreement.

7.7.4	The execution and/or delivery of an executed counterpart of a signature page of this Agreement in an electronic format shall be effective as the execution and/or delivery of a manually executed or delivered counterpart of this Agreement.

8.	NOTICES

8.1	Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing.

8.2	Any such notice or other communication shall be addressed as provided in Clause 8.3 below and, if so addressed, shall be deemed to have been duly given or made as follows:

(a)	if sent by personal delivery, upon delivery at the address of the relevant Party;

(b)	if sent by courier or registered mail, 3 Business Days after the date of posting or couriering (provided that proof is given that the notice was properly addressed, prepaid and duly despatched); and

(c)	if sent by email, when despatched (provided that the proper email address was used),

provided that any notice or other communication sent by personal delivery, courier or registered mail shall (in addition) be sent by email, and provided further that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside normal working hours (being 5pm) in the place of service of the notice or other communication it shall be deemed to be given or made at the start of normal working hours (being 9am) on the next Business Day.

8.3	The physical address and email address (and the department or officer, if any, for whose attention a notice is to be made) of each Party for the purposes of this Agreement (subject to Clause 8.4 below) are:

The Transferor	FGR Bogoso Prestea LTD First Floor, One Airport Square, Airport City, Accra Attention: Mark Green Email address: mag@bcmp.com
The Transferee	Blue Gold Bogoso Prestea LTD

First Floor, One Airport Square, Airport City, Accra Attention: Dan Owiredu Email address: dowiredu@bluegld.com
The Bond SPV	Bogoso Gold Streaming PLC First Floor, One Airport Square, Airport City, Accra Attention: Andrew Cavaghan Email address: adec@bcmp.com

8.4	A Party may notify the other Parties of a change to its notice details for the purposes of Clause 8.3 above provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than 5 Business Days after the date on which notice is given, the date falling 10 Business Days after notice of any such change has been given.

9.	CONFIDENTIALITY

9.1	Each Party undertakes that it shall not (and shall procure that all its Affiliates shall not) use, or divulge or communicate (to any third party) any Confidential Information without the written consent of the Party to whom the Confidential Information pertains.

9.2	For the avoidance of doubt, this Clause 9 shall not apply to any disclosure of Confidential Information:

(a)	that is required (and to the extent required) to be made by a Party by Applicable Law, a Competent Authority or for the enforcement of rights under this Agreement;

(b)	that is required for the filing of any tax returns, statements or other similar documents by a Party (or such Party’s beneficial owners) with a Competent Authority;

(c)	to the Affiliates, employees, professional advisers, auditors and/or bankers of a Party (or the employees, professional advisers, auditors and bankers of a Party’s Affiliates) as is reasonably required, provided that such recipient of the Confidential Information is informed in writing of its confidential nature except that there shall be no such requirement to so inform if the recipient is subject to professional or contractual obligations to maintain the confidentiality of the information; and/or

(d)	to any Person to whom such information is required to be disclosed in connection with (and for the purposes of) any litigation, arbitration, administrative or other investigations, proceedings or disputes involving a Party.

10.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of Ghana.

11.	DISPUTE RESOLUTION

11.1	Amicable settlement

11.1.1	Any issue or dispute which may arise out of (or in connection with) this Agreement (Dispute) shall be discussed between the Parties in good faith (with a view to agreeing a resolution to the Dispute) for a period not exceeding 10 Business Days (or any longer period as the Parties agree), commencing from the date on which the aggrieved Party provides the defaulting Party with a written notice of the Dispute (the Settlement Period).

11.1.2	If, at the end of the Settlement Period, the Parties have:

(a)	resolved the Dispute, the aggrieved Party shall notify the defaulting Party of such agreement and such notification shall (absent of manifest error) be final and conclusive with respect to the Dispute; or

(b)	not resolved the Dispute, the Dispute shall be referred to (and finally resolved by) arbitration in accordance with Clause 11.2 (Arbitration) below.

11.2	Arbitration

11.2.1	Subject to Clause 11.1 (Amicable settlement) above, any Dispute shall be referred to, and finally resolved by arbitration by the Ghana Arbitration Centre in accordance with the Alternative Dispute Resolution Act, 2010 (Act 798).

11.2.2	The Dispute shall be resolved a single arbitrator, jointly nominated by the Parties. If the Parties fail to agree on an arbitrator within a period of 15 Business Days of such request from any Party, the Ghana Arbitration Centre shall appoint the arbitrator.

11.2.3	The arbitration shall be held in Accra, Ghana and the Parties shall endeavour to ensure that that it is completed within 90 calendar days after notice requiring the claim to be referred to arbitration is given.

11.2.4	Arbitration proceedings shall be conducted in accordance with the arbitration rules of the Ghana Arbitration Centre, which are in force as at the date of the commencement of the arbitration process, and which rules are deemed to be incorporated by reference into this Clause 11.

11.2.5	Liability in respect of the administration costs of the arbitration, legal costs or other costs incurred by the Parties shall be determined by the arbitrator in accordance with the arbitration rules of the Ghana Arbitration Centre.

11.2.6	The decision of the arbitrator shall be final and binding on the Parties.

SCHEDULE 1

Closing deliverables

No.	Closing Deliverables

1	Transferor obligations
On the Closing Date but prior to Closing, the Transferor shall deliver (or procure the delivery of) evidence of the following to the Transferee:
	(a)	an original of its duly executed signature page of this Agreement;
	(b)	the originals of the Mining Leases and all related documents including the Indemnity;
	(c)	originals of the RGLD Novation Agreement duly executed by the parties thereto (other than the Transferee);
	(d)	originals of the CSR Novation Agreement duly executed by the parties thereto (other than the Transferee);
	(e)	copies of the Documents;
	(f)	a certified extract of the minutes of the meeting of the board of directors of the Transferor or a certified copy of the written resolution of the board of directors of the Transferor:
(i) approving the terms of, and the transactions contemplated by, the Transaction and this Agreement;
(ii) recommending the approval of the Transfer (as a special resolution) to the shareholders of the Transferor; and
(iii) authorising a specified Person or Persons to execute this Agreement (as well as all notices and documents to be signed and/or despatched by it, under, or in connection with, the Transaction) on its behalf, and setting out the specimen of the signature of each authorised Person;
	(g)	a certified extract of the minutes of a meeting of the shareholders of the Transferor or a written resolution of the shareholders of the Transferor approving (as a special resolution and a major transaction) the terms of and the transactions contemplated by, the Transaction and this Agreement; and
	(h)	an original of a certificate certifying that (as at the date of the certificate which shall not precede the Closing Date):
(i) no Material Adverse Event has occurred;
(ii) each representation and warranty provided by it is true and correct; and
(iii) there is no order or ruling of any Competent Authority or any condition imposed under any requirement of law or pursuant to any Applicable Law or any Consent of any Competent Authority which would prohibit the Transaction as contemplated in this Agreement.
2	Transferee obligations
On the Closing Date but prior to Closing, the Transferee shall deliver (or procure the delivery of) evidence of the following to the Transferor:
	(a)	an original of its duly executed signature page of this Agreement;
	(b)	a copy of the Royalty Agreement fully executed by the Transferee;
	(c)	originals of the RGLD Novation Agreement duly executed by the Transferee;

	(d)	originals of the CSR Novation Agreement duly executed by the Transferee;
	(e)	an original of the GSR Undertaking duly executed by the Transferee;
	(f)	a certified extract of the minutes of the meeting of the board of directors of each of the Transferee and or a certified copy of the written resolution of the board of directors of each of the Transferee:
(i) approving the terms of, and the transactions contemplated by, this Agreement and the Royalty Agreement;
(ii) recommending the approval of the Transaction (as a special resolution) to the shareholders of the Transferee; and
(iii) authorising a specified Person or Persons to execute this Agreement and the Royalty Agreement (as well as all notices and documents to be signed and/or despatched by it, under, or in connection with, the Transaction) on its behalf, and setting out the specimen of the signature of each authorised Person; and
	(g)	a certified extract of the minutes of a meeting of the shareholders of the Transferee or a certified copy of the written resolution of the shareholders of the Transferee (as a special resolution and a major transaction) the terms of and the transactions contemplated by, this Agreement and the Royalty Agreement.
3	Bond SPV obligations
On the Closing Date but prior to Closing, the Bond SPV shall deliver (or procure the delivery of) evidence of the following to the Transferor and the Transferee:
	(a)	an original of its duly executed signature page of this Agreement;
	(b)	a copy of the Royalty Agreement fully executed by it;
	(c)	a certified extract of the minutes of the meeting of the board of directors of each of the Bond SPV or a certified copy of the written resolution of the board of directors of the Bond SPV:
(i) approving the terms of, and the transactions contemplated by, this Agreement and the Royalty Agreement;
(ii) recommending the approval of the Transaction (as a special resolution) to the shareholders of the Bond SPV; and
(iii) authorising a specified Person or Persons to execute this Agreement and the Royalty Agreement (as well as all notices and documents to be signed and/or despatched by it, under, or in connection with, the Transaction) on its behalf, and setting out the specimen of the signature of each authorised Person; and
	(d)	a certified extract of the minutes of a meeting of the shareholders of the Bond SPV or a certified copy of the written resolution of the shareholders of the Bond SPV approving (as a special resolution and a major transaction) the terms of and the transactions contemplated by, this Agreement and the Royalty Agreement.

SCHEDULE 2

FORM OF CLOSING NOTICE

To:	Blue Gold Bogoso Prestea LTD

First Floor, One Airport Square, Airport City, Accra

Attention: «Name»

[Date]

Dear Sirs,

ASSET PURCHASE AND ASSUMPTION AGREEMENT DATED [●] AND ENTERED INTO BETWEEN FGR BOGOSO PRESTEA LTD, BLUE GOLD BOGOSO PRESTEA LIMITED AND BOGOSO GOLD STREAMING PLC – CLOSING NOTICE

We refer to the asset purchase and assumption agreement dated [●] (the Agreement) between FGR Bogoso Prestea LTD, Blue Gold Bogoso Prestea LTD, and Bogoso Gold Streaming Plc. Words and expressions defined in the Agreement have the same meanings in this letter.

1.	In accordance with clause 3.2 of the Agreement, the Transferor certifies that Conditions in Clause 3.1(a) and 3.1(b) of the Agreement have been satisfied.

2.	The certifications contained in this letter are effective as of the date hereof and will continue to be effective as of the Closing Date.

3.	By sending the countersigned notice to us, you are confirming that you:

(a)	acknowledge receipt of this notice;

(b)	accept the Transfer and Assumption in accordance with the terms of the Agreement;

(c)	agree that (in accordance with clause 3.2 of the Agreement) the Closing Date will be [●].

4.	This letter is governed by (and shall be construed in accordance with) the laws of Ghana.

Yours faithfully,

For and on behalf of FGR Bogoso Prestea LTD

Name:

Position:

Acknowledged and accepted by and on behalf of Blue Gold Bogoso Prestea LTD

Name:

Position:

SCHEDULE 3

DETAILS OF CREDITORS

[Intentionally Omitted Per Regulation S-K Item 601(b)]

SCHEDULE 4

MINING LEASES

No	Name of mineral right	Type of Mineral right	Minerals Commission and/or Land Registry Nos.	Location	Coordinates	Status of parliamentary ratification
1.	Bogoso I	Mining lease	Lands Registry No. LVDWR8T363228A2020	Prestea Huni Valley District, Western Region, Ghana

The approximate

area of 50 km2 lying to the North of Latitudes 5° 36’ 30”N, 5° 35’ 00”N, 5° 33’ 30”N and 5° 32’ 00”N; and to the South of Latitudes 5° 37’ 30”N, 5° 36' 30”N, 5° 35’ 30”N and 5° 33’ 45”N and to the East of Longitudes 2° 03’ 45”W, 2° 02’ 15”W, 2° 01’ 15”W and 2° 00’ 45”W; and to the West of Longitudes 2° 01’ 00”W, 1° 59’ 45”W and 1° 58’ 30”W

[Intentionally Omitted Per Regulation S-K Item 601(b)]
2.	Bogoso II	Mining lease	Lands Registry No. LVDWR8T363228A2020	Prestea Huni Valley District, Western Region, Ghana

The approximate

area of 45 km2 lying to the North of Latitudes 5° 31’ 30”N, 5° 30’ 15”N, 5° 29’ 30”N and 5° 28’ 30”N; and to the South of Latitudes 5° 32’ 45”N, 5° 32' 00”N, 5° 31’ 45”N, 5° 31’ 30”N and 5° 28’ 45”N; and to the East of Longitudes 2° 06’ 00”W, 2° 05’ 15”W, 2° 05’ 00”W and 2° 04’ 45”W; and to the West of Longitudes 2° 03’ 00”W, 2° 02’ 00”W, 2° 01’ 45”W and 2° 01’ 00”W

[Intentionally Omitted Per Regulation S-K Item 601(b)]
3.	Prestea Underground	Mining lease	Lands Registry No. 2799/2001	Wassa West District, Western Region, Ghana

The approximate

area of 11.27 km2 lying to the North of Latitude 5° 23’ 04” and 5° 23’ 34”; South of Latitudes 5° 26’ 28” and 5° 26’ 48”; East of Longitudes 2° 07’ 52” and 2° 10’ 50”; West of Longitudes 2° 07’ 20” and 2° 10’ 14”

[Intentionally Omitted Per Regulation S-K Item 601(b)]

4.	Prestea Surface	Mining lease	Lands Registry No. 3186/2001	Wassa West	The approximate area of 129.05 km2

District, Western Region,	lying to the North of Latitude 5° 18’ 50”; South of Latitudes	[Intentionally Omitted Per Regulation S-K Item 601(b)]
Ghana	5° 24’ 00”, 5° 24’
20”, 5° 24’ 55”, 5°
25’ 18”, 5° 25’ 38” and 5° 29’ 38”; East of Longitudes 2° 10’
30”, 2° 11’ 25” and
2° 14’ 20”; West of
Longitudes 2° 05’
00”, 2° 08’ 40”, 2°
09’ 03”, 2° 09’ 14” and 2° 10’ 20”

SCHEDULE 5

THIRD PARTY CONSENTS

No.	Third parties	Type of requirement	Details
1	RGLD Gold AG (RGLD)	Prior notification

Under the GSPA between RGLD and Bogoso Holdings, any transfer by FGR Gold Limited (Cayman) or the Transferor of any economic or ownership interest in the Transferor’s mineral rights and the related facilities (whether by contract, merger, consolidation, amalgamation, plan or scheme of arrangement) shall not affect the rights of RGLD under the GPSA and triggers a requirement to provide RGLD with at least 30 days’ prior written notice of the transfer (together with a description of the transfer and the identity of the proposed transferee)

2	Rand Refinery Proprietary Limited (RRL)	Prior notification

The Transferor has (under the international mine bullion refining contract dated 31 July 2018 (the Refining Contract)) and entered into with RRL) appointed RRL as its agent to provide services related to the recovery of precious metals from the unrefined material containing gold and silver and which is produced by the Bogoso/Prestea mine. The sale of more than 25% of the net asset value of the business of the Transferor constitutes sufficient grounds for RRL to terminate the Refining Contract, unless the Transferor timeously alerts RRL of such change by notice in writing

3	RRL	Prior notification

The Transferor has (under the sales and marketing contract dated 16 May 2022 (the S&M Contract) and entered into with RRL) appointed RRL to provide sales and marketing services in respect of gold produced from the Bogoso/Prestea mine. The sale of more than 25% of the net asset value of the business of the Transferor constitutes sufficient grounds for RRL to terminate the S&M Contract, unless the Transferor timeously alerts RRL of such change by notice in writing

4	Devonport Company Limited	Prior consent

Under the amended and restated facility agreement dated 22 October 2021 (as amended) and entered into between (among others) Devonport Capital Limited (as lender), Future Global Resources Limited (as borrower) and the Transferor (as obligor), the matters below are events of default which allow the lenders thereunder to accelerate the loan if the Transferor or any member of its corporate group:

(a)       incorporates a company; and/or

(b)       transfers assets of the corporate group

SCHEDULE 6

DSO NOTICE

Blue Gold Bogoso Prestea LTD

First Floor, One Airport Square, Airport City, Accra

For the attention of: [●]

FGR Bogoso Prestea LTD

First Floor, One Airport Square, Airport City, Accra

For the attention of: [●]

[DATE]

Dear Sirs,

ASSET PURCHASE AND ASSUMPTION AGREEMENT DATED [●] AND ENTERED INTO BETWEEN FGR BOGOSO PRESTEA LTD, BLUE GOLD BOGOSO PRESTEA LIMITED AND BOGOSO GOLD STREAMING PLC – DSO NOTICE

1.	We refer to the asset purchase and assumption agreement dated [●] (the Agreement) between FGR Bogoso Prestea LTD, Blue Gold Bogoso Prestea LTD, and Bogoso Gold Streaming Plc. Words and expressions defined in the Agreement have the same meanings in this notice.

2.	As at the date of this DSO Notice, the Debt Service Obligations of the Bond SPV for the Debt Service Period starting on [insert date] and ending on [insert date] are [insert amount], represented by [number] Gold Ounces. Accordingly, kindly ensure that the Royalty payments are applied (i) firstly, to the extent available, in satisfaction of the Priority Royalty Payments as set out above, and (ii) thereafter, in payment to the Secondary Payee, in each case in accordance with the Royalty Agreement.

3.	In the event that there are any errors in our computation of the Debt Service Obligations, kindly notify us within 10 Business Days of the receipt of this notice, failing which, you will be deemed to have no objection to this notice.

4.	This DSO Notice and any non-contractual obligation arising out of or in connection with it shall be construed in accordance with, and governed by, Ghanaian law.

Yours faithfully,

For and on behalf of Bogoso Gold Streaming PLC

Name:

Position:

RE: ASSET PURCHASE AND ASSUMPTION AGREEMENT DATED [●] AND ENTERED INTO BETWEEN FGR BOGOSO PRESTEA LTD, BLUE GOLD BOGOSO PRESTEA LIMITED AND BOGOSO GOLD STREAMING PLC – ACKNOWLEDGMENT OF DSO NOTICE

[We hereby acknowledge receipt of the DSO Notice dated [insert date] and confirm that we have no objections to the computation of the Debt Service Obligations of the Bond SPV. We will ensure that the Priority Royalty Payments are sufficient to satisfy the Debt Service Obligations.]1

OR

[We hereby acknowledge receipt of the DSO Notice dated [insert date]. However, we noted the following computational errors and have corrected them as follows:

[●]

In the absence of any feedback, we will proceed to ensure that the Priority Royalty Payments are sufficient to satisfy the corrected Debt Service Obligations].2

Yours faithfully,

For and on behalf of FGR Bogoso Prestea LTD	For and on behalf of Blue Gold Bogoso Prestea LTD

Name:	Name:

Position:	Position:

[1]	Delete as appropriate.
[2]	Delete as appropriate.

SIGNATURE PAGE

THIS AGREEMENT has been entered into by the Parties (or their duly authorised representatives) on the Agreement Date.

/s/ Andrew Cavaghan		For: FGR BOGOSO PRESTEA
Name:	Andrew Cavaghan	LTD (AS TRANSFEROR)
Designation:	Director

SIGNATURE PAGE

THIS AGREEMENT has been entered into by the Parties (or their duly authorised representatives) on the Agreement Date.

/s/ Andrew Cavaghan		For: BLUE GOLD BOGOSO PRESTEA
Name:	Andrew Cavaghan	LTD (AS TRANSFEREE)
Designation:	Director

SIGNATURE PAGE

THIS AGREEMENT has been entered into by the Parties (or their duly authorised representatives) on the Agreement Date.

/s/ Andrew Cavaghan		For: BLUE GOLD BOGOSO STREAMING
Name:	Andrew Cavaghan	PLC (AS TRANSFEREE)
Designation:	Director